Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

GLYCOMIMETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(f)(2), (i)	2,408,435,002 (1)	(6)	$80,281.17 (6)	$0.00015310	$12.29
Fees to Be Paid	Equity	Pre-Funded Warrants to purchase Common Stock	Rule 457(f)(2), (i)	280,536,859 (2)	—	—	—	—
Fees to Be Paid	Equity	Series A Preferred Stock, $0.001 par value per share	Rule 457(f)(2), (i)	308,384 (3)	—	—	—	—
Fees to Be Paid	Equity	Options to purchase Common Stock	Rule 457(f)(2), (i)	344,419,333 (4)	—	—	—	—
Fees to Be Paid	Equity	Restricted Stock Units	Rule 457(f)(2), (i)	46,779,077 (5)	—	—	—	—
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(f)(2), (i)	2,128,952,453 (1)	(6)	$70,965.08 (6)	$0.00015310	$10.87
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$80,281.17	-	$12.29
	Total Fees Previously Paid							$10.87
	Total Fee Offsets							-
	Net Fee Due							$1.42

(1)

Relates to common stock, $0.001 par value per share, of GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), issuable to holders of common stock, $0.0001 par value per share, of Crescent Biopharma, Inc., a Delaware corporation (“Crescent”), and other Crescent security holders in the proposed merger of Gemini Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of GlycoMimetics, with and into Crescent, with Crescent surviving the merger, and as part of the same overall transaction, Crescent will merge with and into Gemini Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Crescent, with Gemini Merger Sub II, LLC continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger (the “Merger”). Consists of (i) all shares of GlycoMimetics common stock issued in exchange for shares of Crescent common stock, (ii) all shares of GlycoMimetics common stock issuable upon exercise of pre-funded warrants to purchase shares of GlycoMimetics common stock issued in exchange for pre-funded warrants to purchase shares of Crescent common stock, (iii) all shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for Crescent Preferred Stock, (iv) all shares of GlycoMimetics common stock issuable upon exercise of options to purchase shares of GlycoMimetics common stock issued in exchange for options to purchase shares of Crescent common stock, and (v) all shares of GlycoMimetics common stock issuable upon settlement of GlycoMimetics restricted stock units issued in exchange for Crescent restricted stock units, in each case without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 15.4192 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent. GlycoMimetics previously paid $10.87 with respect to these shares based on such maximum number of shares of 2,128,952,453 as reflected in the “Fees Previously Paid.”

(2)	Consists of GlycoMimetics pre-funded warrants to purchase shares of GlycoMimetics common stock issued in the Merger in exchange for Crescent pre-funded warrants to purchase Crescent shares of common stock, without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 15.4192 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent. The registration fee with respect to the GlycoMimetics pre-funded warrants has been allocated to the underlying shares of GlycoMimetics common stock issuable upon exercise of such pre-funded warrants, as described in footnote (1).

(3)

Consists of shares of GlycoMimetics Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, convertible into shares of GlycoMimetics common stock (at a ratio of 1,000 shares of GlycoMimetics common stock per one share of GlycoMimetics Series A Non-Voting Convertible Preferred Stock) issued in the Merger in exchange for Crescent Series Seed Convertible Preferred Stock, par value $0.0001 per share, convertible into shares of Crescent common stock, the conversion of which is included in the calculation described in footnote (1), without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 15.4192 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent. The registration fee with respect to the GlycoMimetics Series A Non-Voting Convertible Preferred Stock has been allocated to the underlying shares of GlycoMimetics common stock issuable upon conversion of such Series A Non-Voting Convertible Preferred Stock, as described in footnote (1).

(4)	Consists of GlycoMimetics stock options to purchase shares of GlycoMimetics common stock issued in exchange for Crescent stock options to purchase shares of Crescent common stock, the exercise of which is included in the calculation described in footnote (1), without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 15.4192 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent. The registration fee with respect to the GlycoMimetics stock options has been allocated to the underlying shares of GlycoMimetics common stock issuable upon exercise of such stock options, as described in footnote (1).

(5)

Consists of GlycoMimetics restricted stock units settleable in shares of GlycoMimetics common stock issued in exchange for Crescent restricted stock units settleable in shares of Crescent common stock, the settlement of which is included in the calculation described in footnote (1), without taking into account the effect of a reverse stock split of common stock of GlycoMimetics, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 15.4192 shares of common stock of GlycoMimetics for each outstanding share of common stock of Crescent. The registration fee with respect to the GlycoMimetics restricted stock units has been allocated to the underlying shares of GlycoMimetics common stock issuable upon settlement of such restricted stock units, as described in footnote (1).

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Crescent is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the Merger is one-third of the aggregate par value of the Crescent securities expected to be exchanged in the proposed Merger.